Exhibit 99.1

Clearfield, Inc. Reports Third Consecutive Profitable Quarter

•      Net Sales:      $5.4M, up 40% from same quarter of last year
•      Gross Profit:  $1.8M , up 77% from same quarter of last year
•      Net Income:   $115K, improved from a loss of $1.2M for same quarter of last year

MINNEAPOLIS, MN—May 12, 2008 – Clearfield, Inc. (Nasdaq:CLFD ) today announced results for the second quarter ending March 31, 2008.  The Company reported net income of $115,000 compared to a loss of $1,205,000 in the same period of the previous year.  This is the third consecutive profitable quarter for the Company. Key to the continuing positive results is ongoing revenue through existing customers and significant wins in the Fiber To The Home (FTTH) marketplace as well as gross profit growth within continuing operations.

Revenue for the quarter was $5,442,000 in comparison to $3,896,000 for the similar period in 2007, an increase of 40 percent. Gross profit was $1,765,000 in comparison to $1,000,000 for the earlier period, an increase of 77 percent.

The backlog for future sales as of March 31, 2008 was $1,777,000, a slight decline from our December 31, 2007 amount of $1,973,000. The decrease in backlog is the result of increased throughput, reduction in lead times and greater efficiencies in our production and sourcing programs. During the quarter we have been able to work through our backlog while continuing to experience strong customer bookings.

# # # MORE # # #

Clearfield, Inc./page two

Comments on Operations

“We are pleased to see strong revenue and gross profit return on the SG&A investments we are making in targeted product development, sourcing, sales, employee productivity and IT initiatives,” commented Cheri Beranek Podzimek, president and CEO of Clearfield. “This quarter saw early stage market acceptance of our new FieldSmart product platform, which brings a new approach to the way fiber management is designed into central office and OSP fiber networks.”

“The Company continues to have a very strong balance sheet, however, the uncertainties that hit the Auction Rate Securities (ARS) market earlier this year did have an adverse affect on the liquidity of our investments,” explains Podzimek. “While our advisors report that our investments have retained a high credit rating, it was necessary to re-assign these funds from short-term to long-term assets. In addition, it was necessary to incur a non-cash unrealized loss of $164,000 to reflect current market conditions. We will continue to monitor these conditions and re-act accordingly.”

About Clearfield, Inc. Clearfield, Inc., formerly APA Enterprises, designs and manufactures the FieldSmart fiber management platform, which includes its latest generation Fiber Distribution System (FDS) and Fiber Scalability Center (FSC). The FDS and FSC product-lines support a wide range of panel configurations, densities, connectors and adapter options and is offered alongside an assortment of passive optical components. Clearfield also provides a complete line of fiber and copper assemblies for controlled and outside plant environments. Clearfield is a public company, traded on Nasdaq: CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

# # # MORE # # #

Clearfield, Inc./page three
FINANCIAL RESULTS (unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Revenues	$5,442,493	$3,896,057	$10,139,933	$8,400,565

Cost of sales	3,676,929	2,895,912	6,924,898	6,045,227

Gross profit	1,765,564	1,000,145	3,215,035	2,355,338

Operating expenses
Selling, general and administrative	1,721,252	1,453,862	3,143,711	2,884,150
Goodwill impairment charge	-	852,000	-	852,000
Loss (gain) on disposal of assets	-	-	-	(727)
	1,721,252	2,305,862	3,143,711	3,735,423

Income (loss) from continuing operations	44,312	(1,305,717)	71,324	(1,380,085)

Interest income	79,285	74,684	167,091	163,962
Interest expense	(2,836)	(549)	(5,972)	(588)
Other income (expense)	15,984	-	29,401	189
	92,433	74,135	190,520	163,563
Income (loss) before income taxes	136,745	(1,231,582)	261,844	(1,216,522)

Income tax expense (benefit)	21,407	(307,263)	48,577	(280,743)
Net income (loss) from continuing operations	115,338	(924,319)	213,267	(935,779)
Net income (loss) from discontinued operations	-	(200,005)	342,390	(614,581)
Net gain (loss) on disposal of assets of discontinued operations	-	(81,167)	(44,951)	(84,499)
Total Income (loss) from discontinued operations	-	(281,172)	297,439	(699,090)
Net income (loss)	$115,338	$(1,205,491)	$510,706	$(1,634,859)

Net income (loss) per share:
Continuing operations	$0.01	$(0.08)	$0.02	$(0.08)
Discontinued operations	$0.00	$(0.02)	$0.02	$(0.06)
Basic and diluted	$0.01	$(0.10)	$0.04	$(0.14)

Weighted average shares outstanding:
Basic and diluted	11,872,331	11,872,331	11,872,331	11,872,331

# # # MORE # # #

Clearfield, Inc./page four
FINANCIAL RESULTS (unaudited -continued)

	March 31, 2008	September 30, 2007
Assets
Cash and cash equivalents	$2,717,306	$3,304,645
Available for sale securities	-	2,825,000
Accounts receivable, net	2,789,467	2,418,651
Inventories	1,440,834	1,595,282
Other current assets	246,129	102,473
Property plant and equipment, net	1,735,330	1,773,739
Long-term investments	3,136,000	-
Other assets	3,307,878	3,321,778

Total assets	$15,372,914	$15,341,568

Liabilities
Current liabilities	$2,460,830	$2,515,612
Long-term liabilities	327,156	613,269

Shareholders’ equity
Common stock	118,723	118,723
Additional paid-in capital	52,062,742	52,037,207
Accumulated deficit	(39,432,537)	(39,943,243)
Accumulated other comprehensive (loss)	(164,000)	-
Total shareholders’ equity	12,584,928	12,212,687

Total liabilities and shareholders’ equity	$15,372,914	$15,341,568

Clearfield, Inc. Contact Information:

Cheryl Beranek Podzimek
Chief Executive Officer and President
Investor-relations@clfd.net
763-476-6866

# # #